UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CAROLINA FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	57-1039673
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

288 Meeting Street

Charleston, South Carolina 29401

(Address of Principal Executive Offices) (Zip Code)

CAROLINA FINANCIAL CORPORATION 2013 EQUITY INCENTIVE PLAN

(Full title of the plans)

Jerold L. Rexroad

Chief Executive Officer

Carolina Financial Corporation

288 Meeting Street

Charleston, South Carolina 29401

(843) 723-7700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Neil E. Grayson

Nelson Mullins Riley & Scarborough LLP

104 South Main Street, Suite 900

Greenville, South Carolina 29601

(864) 250-2235

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common Stock, par value $0.01 per share	241,647	$20.00	$4,832,940.00	$622.48

(1)	In addition to the shares set forth in the table, pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), the number of shares registered includes an indeterminable number of shares of common stock issuable under the 2013 Equity Incentive Plan, as adjusted to include any additional shares of common stock that may become issuable as a result of stock splits, stock dividends, recapitalizations or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. The price per share and aggregate offering price are based on the closing sale price of the registrant’s common stock on June 26, 2014, as reported by the OTC Bulletin Board. On July 1, 2014, the registrant’s common stock began trading on The NASDAQ Stock Market LLC under the symbol “CARO.”

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in this Part I will be sent or given by the Company to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement under Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Any such request should be directed to William A. Gehman, at the Company’s office at 288 Meeting Street, Charleston, South Carolina 29401, telephone number (843) 723-7700.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Commission are incorporated by reference in this Registration Statement:

(a)	Our Registration Statement on Form 10 filed with the Commission on February 26, 2014, as amended (File No. 000-19029) (the “Form 10”);

(b)	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 filed with the Commission on May 12, 2014; and

(c)	The description of the Company’s common stock set forth in the Form 10.

All documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article Tenth of the amended and restated certificate of incorporation provides that any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation or of a partnership joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability, and loss reasonably incurred or suffered by such individual in connection therewith; provided, however, that, generally, the Company shall indemnify any such individual in connection with a proceeding initiated by such individual only if such proceeding (or part thereof) was authorized by the board of directors. The right to indemnification provided by our amended and restated certificate of incorporation includes the right to advancement of expenses consistent with Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law provides for permissible and mandatory indemnification of directors, officers, employees and agents in certain circumstances. Section 145(a) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(c) provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 145(a) and 145(b), or in defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) provides that any indemnification under Sections 145(a) and 145(b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Sections 145(a) and 145(b).

Section 145(e) provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking to repay the amount if it is ultimately determined that the person is not entitled to be indemnified by the corporation. Expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) provides that indemnification and advancement of expenses provided under Section 145 are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 145(g) provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits required to be filed as part of this Registration Statement are listed in the Exhibit Index attached hereto and are incorporated herein by reference.

Item 9. Undertakings.

(a)          The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charleston, State of South Carolina, as of July 1, 2014.

CAROLINA FINANCIAL CORPORATION

By:	/s/ Jerold L. Rexroad
Name:	Jerold L. Rexroad
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jerold L. Rexroad, with full power of substitution, such person’s true and lawful attorney-in-fact and agent for such person, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent determines may be necessary or advisable or required to comply with the Securities Act of 1933 and any rules or regulations or requirements of the Commission in connection with this registration statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this registration statement, to any and all amendments, both pre-effective and post-effective, and supplements to this registration statement, and to any and all instruments or documents filed as part of or in conjunction with this registration statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that said attorney and agent shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jerold L. Rexroad	Chief Executive Officer and Director	June 18, 2014
Jerold L. Rexroad	(Principal Executive Officer)

/s/ William A. Gehman, III	Chief Financial Officer	June 18, 2014
William A. Gehman, III	(Principal Financial and Accounting Officer)

/s/ William H. Alford	Director	June 18, 2014
William H. Alford

/s/ Howell V. Bellamy, Jr.	Director	June 18, 2014
Howell V. Bellamy, Jr.

/s/ W. Scott Brandon	Director	June 18, 2014
W. Scott Brandon

/s/ Robert G. Clawson, Jr.	Director	June 18, 2014
Robert G. Clawson, Jr.

/s/ Jeffrey L. Deal, M.D.	Director	June 18, 2014
Jeffrey L. Deal, M.D.

/s/ G. Manly Eubank	Director	June 18, 2014
G. Manly Eubank

/s/ Michael P. Leddy	Director	June 18, 2014
Michael P. Leddy

/s/ Robert M. Moïse, CPA	Director	June 18, 2014
Robert M. Moïse, CPA

/s/ David L. Morrow	Director	June 18, 2014
David L. Morrow

/s/ Thompson E. Penney	Director	June 18, 2014
Thompson E. Penney

/s/ Benedict P. Rosen	Director	June 18, 2014
Benedict P. Rosen

/s/ Lt. Gen. Claudius E. Watts, III	Director	June 18, 2014
Lt. Gen. Claudius E. Watts, III
(USAF, Ret.)

/s/ Bonum S. Wilson, Jr.	Director	June 18, 2014
Bonum S. Wilson, Jr.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation filed on April 2, 1997 (incorporated by reference to Exhibit 3.1 of the Company’s registration statement on Form 10, File No. 000-19029, filed on February 26, 2014).

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation filed on June 11, 2010 (incorporated by reference to Exhibit 3.2 of the Company’s registration statement on Form 10, File No. 000-19029, filed on February 26, 2014).

4.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation filed on May 7, 2014 (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-Q for the period ended March 31, 2014).

4.4	Amended and Restated Bylaws dated April 24, 2013 (incorporated by reference to Exhibit 3.3 of the Company’s registration statement on Form 10, File No. 000-19029, filed on February 26, 2014).

4.5	Amendment to Amended and Restated Bylaws dated April 24, 2013 (incorporated by reference to Exhibit 3.4 of the Company’s registration statement on Form 10, File No. 000-19029, filed on February 26, 2014).

4.6	First Amendment to the Amended and Restated Bylaws dated July 17, 2013 (incorporated by reference to Exhibit 3.5 of the Company’s registration statement on Form 10, File No. 000-19029, filed on February 26, 2014).

4.7	Form of certificate of common stock (incorporated by reference to Exhibit 4.2 of the Company’s registration statement on Form 10, File No. 000-19029, filed on February 26, 2014).

4.8	Carolina Financial Corporation 2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.11 of the Company’s registration statement on Form 10, File No. 000-19029, filed on February 26, 2014).

4.9	Form of Award Agreement for Stock Options

4.10	Form of Award Agreement for Restricted Stock

5.1	Opinion of Nelson Mullins Riley & Scarborough LLP.

23.1	Consent of Elliott Davis, LLC.

23.2	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).